                                                                  EXHIBIT 10.28



                                   MESA INC.

                           MANAGEMENT SEVERANCE PLAN


                                  Introduction


     The Board of Directors of MESA Inc. considers the prevention of the loss of certain management employees and the avoidance of distraction of such employees as a result of an actual or contemplated Change in Control to be essential to protecting and enhancing the best interests of the Corporation and its shareholders. The Board also believes that during the pendency of a Change in Control and the transition period thereafter, the Board should be able to receive and rely on disinterested service from management employees regarding the best interests of the Corporation and its shareholders without concern that such employees might be distracted or concerned by personal uncertainties and risks.

     Accordingly the Board has determined that appropriate steps should be taken to assure the Corporation and its affiliates of the continued employment and attention and dedication to duty of certain management employees and to seek to ensure the availability of their continued service, notwithstanding a Change in Control.

     Therefore, in order to fulfill the above purposes, the following plan has been developed and is hereby adopted.


                                   ARTICLE I
                             ESTABLISHMENT OF PLAN

     As of the Effective Date, the Corporation hereby establishes a separation compensation plan to be known as the MESA Inc. Management Severance Plan, as set forth in this document. As of the Effective Date, this Plan shall replace and supersede the MESA Inc. Change in Control Retention/Severance Plan.


                                   ARTICLE II
                                  DEFINITIONS

     (a) Board. The Board of Directors of MESA Inc.

     (b) Change in Control. Any of the following events:

          (1) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (i) the then outstanding shares of common stock of the Corporation (the "Outstanding Corporation Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the "Outstanding Corporation Voting Securities"); provided, however, that for purposes of this paragraph (1), the following acquisitions shall not in and of themselves constitute a Change in Control hereunder: (i) any acquisition of securities of the Corporation made directly from the Corporation and approved by a majority of the directors then comprising the Incumbent Board (as defined below), (ii) any acquisition of beneficial ownership of a higher percentage of the Outstanding Corporation Common Stock or the Outstanding Corporation Voting Securities that results solely from the acquisition, purchase or redemption of securities of the Corporation by the Corporation so long as such action by the Corporation was approved by a majority of the directors then comprising the Incumbent Board, or
(iii) any acquisition by any corporation pursuant to a transaction that complies with clauses (i), (ii) and (iii) of paragraph (3) hereof; or

          (2) Individuals who, as of April 4, 1997, constituted the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to April 4, 1997 whose election, or nomination for election by the Corporation's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

          (3) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all the assets of the Corporation (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners, respectively, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities immediately prior to such Business Combination beneficially owned, directly or indirectly, more than 65% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Corporation or all or substantially all the Corporation's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding

Corporation Common Stock and Outstanding Corporation Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Corporation or all or substantially all the Corporation's assets either directly or through one or more subsidiaries) or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

          (4) Approval by the shareholders of the Corporation of a complete liquidation or dissolution of the Corporation.

     (c) Cause. Any of the following events:

          (1) The willful and continued failure of the Participant to perform substantially the Participant's duties with the Employer (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Participant by the Board or a duly-elected officer of the Corporation which specifically identifies the manner in which the Board or the elected officer believes that the Participant has not substantially performed the Participant's duties, or

          (2) The willful engaging by the Participant in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Corporation.

For purposes of determining Cause, no act or failure to act, on the part of the Participant, shall be considered "willful" unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant's action or omission was in the best interests of the Corporation. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Corporation shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Corporation.

     (d) Code. The Internal Revenue Code of 1986, as amended from time to time.

     (e) Committee. The Compensation Committee of the Board.

     (f) Constructive Termination. The voluntary termination of a Participant's employment within 30 days of receiving notice from the Participant's Employer of (i) a material reduction in the Participant's authority, power, functions, duties or responsibilities; (ii) a reduction in the Participant's base salary to less than 80 percent of the highest base salary ever paid to the Participant by any Employer; (iii) the Participant's required relocation following a Change in Control to a location more than 35 miles from the Participant's principal place of business; or (iv) the Corporation's failure to obtain the written agreement of any successor entity, as provided in Article VI hereof, to honor the terms of this Plan following a Change in Control.

     (g) Corporation. MESA Inc., a Texas corporation.

     (h) Date of Termination. The date a Participant's employment is terminated.

     (i) Defined Pay. An Executive Group member's compensation for purposes of the Plan, which shall equal the sum at his or her Date of Termination of (1) the Executive Group member's highest base salary in effect after the Effective Date and (2) the higher of his or her (A) previous year's bonus or (B) current year's target bonus.

     (j) Effective Date. April 4, 1997.

     (k) Employer. The Corporation and each Subsidiary that has been designated as such by the Chief Executive Officer of the Corporation or his delegate, and has adopted the Plan pursuant to Article V hereof. Each such employer is listed on Schedule B hereof, as it may be modified from time to time.

     (l) Executive Group. Certain officers of the Employers identified as members of the Executive Group on the attached Schedule A, as it may be modified from time to time.

     (m) Management Group. Certain employees of the Employers designated as such by the Chief Executive Officer of the Corporation or his delegate and identified on the attached Schedule A, as it may be modified from time to time.

     (n) Participant. An individual who is designated as such pursuant to
Section 3.1.

     (o) Plan. The MESA Inc. Management Severance Plan.

     (p) Severance Benefit. A benefit to which a Participant may become entitled pursuant to Article IV hereof.

     (q) Subsidiary. Any corporation or other entity in which the Corporation, directly or indirectly, holds a majority of the voting power or profits or capital interest of such entity.

                                  ARTICLE III
                                  ELIGIBILITY

     3.1 Participation. Each designated member of the Executive Group and Management Group on the Effective Date shall become a Participant in the Plan. Any individual who subsequently is so designated shall become a Participant effective as of the date specified on Schedule A.

     3.2 Duration of Participation. A Participant shall cease to be a Participant in the Plan as a result of an amendment or termination of the Plan complying with Article VII of the Plan, or when he or she ceases to be a member of the Executive Group or Management Group, unless, at the time he or she ceases to be such, such Participant is entitled to payment of a Severance Benefit as provided in the Plan. Notwithstanding the foregoing, a Participant entitled to payment of a Severance Benefit or any other amounts under the Plan shall remain a Participant in the Plan until the full amount of the Severance Benefit and any other amounts payable under the Plan have been paid to the Participant.


                                   ARTICLE IV
                               SEVERANCE BENEFITS

     4.1 Right to Severance Benefit. A Participant shall be entitled to receive, from his or her Employer, Severance Benefits in accordance with
Section 4.3 if the Participant's employment by an Employer shall terminate in any circumstance specified in Section 4.2, whether the termination is voluntary or involuntary.

     4.2 Terminations of Employment that Give Rise to Severance Benefits under the Plan.

          (a) At any time prior to a Change in Control, the involuntary termination of a Participant's employment with an Employer by action of the Employer, other than for Cause, the Constructive Termination of a Participant or a Participant's termination due to the Participant's death or disability (within the meaning of the Employer's long-term disability plan) shall entitle the Participant to a Severance Benefit in accordance with Section 4.3.

          (b) At any time at least six months but not more than one year after a Change in Control, the voluntary termination of a Participant's employment with an Employer, other than because of Constructive Termination, shall entitle the Participant to a Severance Benefit in accordance with Section 4.3.

          (c) At any time within one year of a Change in Control, the Participant's Constructive Termination or the involuntary termination of a Participant's employment with an Employer by action of the Employer (excluding any transfer to another Employer, but treating as a termination of employment the sale of any assets or the stock of the Participant's Employer, unless a plan covering the Participant with benefits equivalent to those payable hereunder that recognizes that a Change in Control has already occurred is adopted by the entity that thereafter employs the Participant), other than for Cause, shall entitle the Participant to a Severance Benefit in accordance with Section 4.3.

     4.3 Severance Benefits.

          (a) If a Participant's employment is terminated in circumstances entitling him to a Severance Benefit as provided in Section 4.2, the Participant's Employer or the Corporation shall pay such Participant, within ten days of the Date of Termination, a cash lump sum as set forth in the following subsections.

          (b) A Participant entitled to a Severance Benefit in accordance with the provisions of Section 4.2(a) or 4.2(b) shall receive a Severance Benefit equal to one year of the Participant's highest base salary in effect after the Effective Date and prior to his or her termination of employment.

          (c) A Participant entitled to a Severance Benefit in accordance with the provisions of Section 4.2(c) shall receive a Severance Benefit (i) if the Participant is a member of the Executive Group, in an amount equal to 2.99 times the Participant's Defined Pay and (ii) if the Participant is a member of the Management Group, in an amount equal to two times such Participant's highest base salary in effect after the Effective Date and prior to his or her termination of employment.

     4.4 Other Benefits Payable.

          (a) The benefits payable hereunder shall be payable in addition to, and not in lieu of, all other accrued or vested or earned but deferred compensation, rights, options or other benefits that may be owed to a Participant upon or following termination, including but not limited to earned but unused vacation, amounts or benefits payable under any bonus or other compensation plan, incentive plan, stock option plan, stock ownership plan, stock purchase plan, life insurance plan, health plan, disability plan or similar or successor plan; provided, however, that the benefits payable under this Plan shall be deemed to include any severance pay or pay in lieu of notice required to be paid to such Participant under applicable law.

          (b) Except in the case of a Participant's termination due to death, disability or for Cause, the Participant's welfare benefits in effect on the day preceding the Participant's Date of Termination, including, but not limited to, medical, dental, vision, life, accidental death and long-term disability coverage, shall be continued for one year with no increase in the Participant's premiums or other cost of coverage under all such plans. COBRA continuation coverage shall be available following such one-year period for the remainder of the statutory period under the Employer's normal COBRA practice.

     4.5 Excise Tax and Gross-Up Payment.

          (a) If any portion of a Participant's Severance Benefit or other payment hereunder constitutes a parachute payment (a "Payment") and is subject to the Excise Tax (hereinafter defined), then the Corporation shall, in addition to providing such Severance Benefit and payment, pay the Gross-Up Payment (hereinafter defined) to the Participant in the manner described below. For purposes of this provision, (i) "Excise Tax" shall mean the tax imposed pursuant to section 4999 of the Code and any interest or penalties incurred by the Participant with respect to such Excise Tax, and (ii) "Gross-Up Payment" shall mean, with respect to any compensation provided to the Participant by an Employer (including without limitation the payments provided for under this Plan and any payments to the Participant under any employee benefit plan, including without limitation the Corporation's 1996 Incentive Plan, or other arrangement) that is subject to the Excise Tax, an amount that, after reduction of the amount of such Gross-Up Payment for all federal, state and local tax (including any interest or penalties imposed with respect to such taxes) to which the Gross-Up Payment is subject (including the Excise Tax to which the Gross-Up Payment is subject), is equal to the amount of the Excise Tax to which such compensation is subject. For purposes of determining the amount of any Gross-Up Payment, the Participant shall be deemed to pay federal income taxes at the highest marginal rate and state and local income taxes, if applicable, at the highest marginal rate of taxation in the state and locality of residence of the Participant on the Date of Termination, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes, if any.

          (b) Subject to the provisions of subsection 4.5(c), all determinations required to be made under this Section 4.5, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the accounting firm which performed the audit of the Corporation for the year preceding the year in which the Change in Control occurred (the "Accounting Firm") which shall provide detailed supporting calculations both to the Corporation and the Participant within 15 business days of the receipt of notice from the Participant that there has been a Payment, or such earlier time as is requested by the Corporation. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Officer shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Corporation. Any Gross-Up Payment, as determined pursuant to this Section 4.5, shall be paid by the Corporation to the Participant within five days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Participant, it shall furnish the Participant with a written opinion that failure to report the Excise Tax on the Participant's applicable federal income or excise tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Corporation and the Participant.

          (c) The Participant shall notify the Corporation in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Corporation of the Gross-Up Payment. Such notification shall be given no later than ten business days after the Participant is informed in writing of such claim. The Participant shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Corporation (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Corporation notifies the Participant in writing prior to the expiration of such period that it desires to contest such claim, (i) the Participant shall accept legal representation with respect to such claim by an attorney reasonably selected by the Corporation, (ii) cooperate with the Corporation in good faith in order to effectively contest such claim, and (iii) permit the Corporation to participate in any proceedings relating to such claim; provided, however, the Corporation shall bear and pay directly all costs and expenses (including legal and accounting fees and additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Participant harmless, on an after-tax basis, for an Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. The Corporation shall control all proceedings taken in connection with such contest to the extent relating to issues impacting whether a Gross-Up Payment is payable hereunder. The Participant shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority in connection with such contest.

          (d) If any such claim referred to in subsection 4.5(c) is made by the Internal Revenue Service and the Corporation does not request the Participant to contest the claim within the 30-day period following notice of the claim, the Corporation shall pay to the Participant the amount of any Gross-Up Payment owed to the Participant, but not previously paid pursuant to subsection 4.5(b), immediately upon the expiration of such 30-day period. If any such claim is made by the Internal Revenue Service and the Corporation requests the Participant to contest such claim, the Corporation shall pay to the Participant the amount of any Gross-Up Payment owed to the Participant, but not previously paid under the provisions of subsection 4.5(b), within five days of a Final Determination of the liability of the Participant for such Excise Tax. For purposes of this provision, a "Final Determination" shall be deemed to occur with respect to a claim when (i) there is a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final; i.e., all allowable appeals have been exhausted by either party to the action, (ii) there is a closing agreement made under Section 7121 of the Code, or (iii) the time for instituting a claim for refund has expired, or if a claim was filed, the time for instituting suit with respect thereto has expired.

     4.6 Payment Obligation Absolute.

         The obligations of the Employers to pay the Severance Benefits described in Section 4.3 shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right that an Employer may have against any Participant. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to a Participant under any of the provisions of this Plan, nor shall the amount of any payment hereunder be reduced by any compensation earned by a Participant as a result of employment by another employer.


                                   ARTICLE V
                            PARTICIPATING EMPLOYERS

          This Plan may be adopted by any Subsidiary of the Corporation if the Board approves such adoption. Upon such adoption, the Subsidiary shall become an Employer hereunder and the provisions of the Plan shall be fully applicable to the employees of that Subsidiary who become Participants pursuant to Section 3.1.

At any time that an Employer ceases to be a Subsidiary prior to the occurrence of a Change in Control, it shall no longer be a participating Employer hereunder and any members of the Executive Group or Management Group in its employ shall no longer be eligible to receive benefits under the Plan.


                                   ARTICLE VI
                             SUCCESSOR TO EMPLOYER.

          This Plan shall bind any successor of an Employer, substantially all its assets or substantially all its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Employer would be obligated under this Plan if no succession had taken place.

          In the case of any transaction in which a successor would not, by the foregoing provision or by operation of law, be bound by this Plan, the Corporation shall require such successor expressly and unconditionally to assume and agree to perform an Employer's obligations under this Plan, in the same manner and to the same extent that the Employer would be required to perform if no such succession had taken place. The term "Employer," as used in this Plan, shall mean the Employer as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Plan.


                                  ARTICLE VII
                      DURATION, AMENDMENT AND TERMINATION

     7.1 Duration. If a Change in Control has not occurred, this Plan shall expire three years from the Effective Date, unless extended for an additional period or periods by resolution adopted by the Board.

          If a Change in Control occurs, this Plan shall continue in full force and effect and shall not terminate or expire until all Participants who become entitled to any payments hereunder shall have received such payments in full.

     7.2 Termination and Amendment. The Plan shall be subject to amendment, change, substitution, deletion, revocation or termination (collectively, "Amendment") by the Board at any time prior to a Change in Control other than at the request of a third party who has taken steps reasonably calculated to effect a Change in Control. After a Change in Control, the Plan shall not be subject to Amendment in any respect which adversely affects the rights of a Participant without the consent of that Participant.

     7.3 Form of Amendment. The form of any Amendment of the Plan shall be a written instrument signed by any person authorized to sign by the Board. An Amendment of the Plan in accordance with the terms hereof shall automatically effect a corresponding amendment to all Participants' rights hereunder.


                                  ARTICLE VIII
                                 MISCELLANEOUS

     8.1 Indemnification. If after a Change in Control a Participant institutes any legal action in seeking to obtain or enforce, or is required to defend in any legal action the validity or enforceability of, any right or benefit provided by this Plan, the Corporation or the Employer will pay for all actual legal fees and expenses reasonably incurred (as incurred) by such Participant, regardless of the outcome of such action.

     8.2 Employment Status. This Plan does not constitute a contract of employment or impose on the Participant's Employer any obligation to retain the Participant as an employee, to change or not change the status of the Participant's employment, or to change the Corporation's policies or those of its Subsidiaries regarding termination of employment.

     8.3 Claim Procedure. If a Participant or former Participant makes a written request alleging a right to receive benefits under this Plan or alleging a right to receive an adjustment in benefits being paid under the Plan, the Corporation shall treat it as a claim for benefits. All claims for benefits under the Plan shall be sent to the President of the Corporation and must be received within 30 days after termination of employment. If the President determines that any individual who has claimed a right to receive benefits, or different benefits, under the Plan is not entitled to receive all or any part of the benefits claimed, he will inform the claimant in writing of its determination and the reasons therefor in terms calculated to be understood by the claimant. The notice will be sent within 90 days of the claim unless the President determines additional time, not exceeding 90 days, is needed. The notice shall make specific reference to the pertinent Plan provisions on which the denial is based, and describe any additional material or information that is necessary. Such notice shall, in addition, inform the claimant what procedure the claimant should follow to take advantage of the review procedures set forth below in the event the claimant desires to contest the denial of the claim. The claimant may within 90 days thereafter submit in writing to the Corporation a notice that the claimant contests the denial of his or her claim by the President and desires a further review. The Corporation shall within 60 days thereafter review the claim and authorize the claimant to appear personally and review pertinent documents and submit issues and comments relating to the claim to the persons responsible for making the determination on behalf of the Corporation. The Corporation will render its final decision with specific reasons therefor in writing and will transmit it to the claimant within 60 days of the written request for review, unless the Corporation determines additional time, not exceeding 60 days, is needed.

     8.4 Validity and Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     8.5 Governing Law. The validity, interpretation, construction and performance of the Plan shall in all respects be governed by the laws of Texas, without reference to principles of conflict of law.

                                   ARTICLE IX
                       BOARD APPROVAL AND EFFECTIVE DATE

          This Plan was adopted by the Board on April 4, 1997, to be effective as of the date of adoption.

          IN WITNESS WHEREOF, MESA Inc. has caused these presents to be executed by its duly authorized officer in a number of copies, all of which shall constitute one and the same instrument, which may be sufficiently evidenced by any executed copy hereof, this 4th day of April, 1997.


                                               MESA INC.



                                               By: /s/ STEPHEN K. GARDNER
                                                   -----------------------------
                                                   Stephen K. Gardner
                                                   Vice President and
                                                   Chief Financial Officer


ATTEST:

/s/ GARRETT SMITH
------------------------

                                   MESA INC.

                           MANAGEMENT SEVERANCE PLAN

                     Schedule A -- Participant Designations


I.  Executive Group
    ---------------

    Jon Brumley                  Chairman of the Board and Chief Executive Officer
    Dennis E. Fagerstone         Executive Vice President & Chief Operating Officer
    Stephen K. Gardner           Senior Vice President & Chief Financial Officer
    Edwin E. Hance               Senior Vice President-Operations
    M. Garrett Smith             Vice President-Corporate Acquisitions

II. Management Group
    ----------------

    R. Sean Brennan              Manager-Tax
    Jon S. Brumley               Director-Corporate Planning
    Glen C. Carson               Director-Financial Analysis
    Paul M. Cashion              Manager-Human Resources
    Theodore L. Cottrell         Manager-Drilling
    G. Patrick Hawkins           Geological Specialist
    Mohamed I. El-Hitamy         Manager-Facilities
    Henry F. Galpin              Vice President-Natural Gas Processing
    Keith H. Pickett             Manager-Land & Administration
    Gary M. Prescott             Vice President-Legal
    Deanna L. Miller             Director-Financial Planning
    Jenny V. Robins              Manager-Reserves & Economics
    Kenneth H. Sheffield Jr.     Vice President-Acquisitions & Development
    Kyle M. Schultz              Manager-Exploitation
    David W. Simpson             Exploration Supervisor-New Ventures
    John V. Sobchak              Treasurer
    Edgar E. St. James Jr.       Vice President-Exploration
    Wayne A. Stoerner            Controller
    Kenneth R. Story             Manager-Information Services
    James E. White               Manager-Geophysics
    Hershal K. Wolfe             Manager-Marketing

                                   MESA INC.


                           MANAGEMENT SEVERANCE PLAN


                 Schedule B -- Adopting Employers and Affiliates


The following Employers and affiliates adopt the subject Plan upon its Effective Date.

MESA Inc.
MESA Operating Co.
Westpan NGL Co.
MESA Capital Corporation
Hugoton Capital Corporation
Pioneer Natural Gas Company
Pioneer Production Corporation International
Pioneer Uravan, Inc.
MESA Transmission Co.